As filed with the Securities and Exchange Commission on June 11, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ReTo Eco-Solutions, Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

c/o Beijing REIT Technology Development Co., Ltd. X-702, Tower A, 60 Anli Road, Chaoyang District Beijing, People’s Republic of China	100101
(Address of Principal Executive Offices)	(Zip Code)

ReTo Eco-Solutions, Inc. 2022 Share Incentive Plan
(Full Title of the Plan)

Vcorp Agent Services, Inc.

25 Robert Pitt Dr., Suite 204

Monsey, New York 10952

(Name and address of agent for service)

Tel: (888) 528-2677

(Telephone number, including area code, of agent for service)

With copies to:

Wei Wang, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Phone: (212) 370-1300 Fax: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, anon-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by ReTo Eco-Solutions, Inc., a British Virgin Islands business company, registered in the British Virgin Islands with company number 1885527 (the “Company”, “we”, “us”, “our” or similar terminology) relating to an aggregate of 187,260 common shares, par value $0.1 per share (the “Common Shares”), as a result of the automative share reserve increase, under ReTo Eco-Solutions, Inc. 2022 Share Incentive Plan (the “2022 Plan”).

The Registration Statement includes, pursuant to General Instruction E to Form S-8, a re-offer prospectus (the “Reoffer Prospectus”) in Part I. The Reoffer Prospectus may be utilized for reofferings and resales by certain executive officers and directors listed in the Reoffer Prospectus who may be deemed “affiliates” of the Company on a continuous or a delayed basis in the future of up to 120,000 Common Shares to be issued under the 2022 Plan (the “Selling Shareholders”). These shares constitute “control securities” or “restricted securities” which will be acquired by the Selling Shareholders after the filing of this Registration Statement. The Reoffer Prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”). Statements contained in the Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The document(s) containing the information specified in this Part I of Registration Statement will be sent or given to participants in the 2022 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the SEC either as part of this Registration Statement or as a prospectus or prospectus supplements pursuant to Rule 424. The documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, when taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

ReTo Eco-Solutions, Inc.

UP TO 120,000 COMMON SHARES

ISSUED UNDER THE 2022 SHARE INCENTIVE PLAN

This reoffer prospectus (“prospectus”) relates to the resale, from time to time, of up to an aggregate of 120,000 common shares, par value $0.1 per share (the “Common Shares”) of ReTo Eco-Solutions, Inc. (“ReTo,” collectively with its consolidated subsidiaries, the “Company,” “we,” “us,” “our” or similar terminology), by certain security holders (the “Selling Shareholders”) identified herein in the section entitled “Selling Shareholders” for such Selling Shareholders’ own account, subject to the requirements of ReTo’s memorandum and articles of association, as amended (the “M&A”), and the BVI Business Companies Act, 2004 (as amended) (the “Act”). Common Shares will be acquired in connection with awards granted under the ReTo Eco-Solutions, Inc. 2022 Share Incentive Plan (the “2022 Plan”). The 2022 Plan is intended to provide incentives which will attract, retain and motivate highly compensate persons such as officers, employees, directors, and consultants to our Company by providing them opportunities to acquire our Common Shares. Additionally, the 2022 Plan is intended to assist in further aligning the interests of our officers, employees, directors, and consultants to those of the Company’s other shareholders.

The persons who are issued Common Shares under the 2022 Plan may include our directors, officers, employees and consultants, certain of whom may be considered our “affiliates.” Such persons may, but are not required to, sell the Common Shares they acquire pursuant to this prospectus, subject to the requirements of ReTo’s M&A and the Act. If any additional awards are issued to or shares are purchased by affiliates under the 2022 Plan, we will file with the Securities and Exchange Commission (the “SEC”) an update to this prospectus naming such person as a selling shareholder and indicating the number of shares such person is offering pursuant to the prospectus. See “Selling Shareholders” on page 21 of this prospectus. Our Common Shares are listed on the Nasdaq Capital Market under the symbol “RETO.” On June 10, 2024, the closing price of the Common Shares on Nasdaq Capital Market was $2.95 per share.

We will not receive any proceeds from any sale of Common Shares offered pursuant to this prospectus. The Common Shares may be offered from time to time by any or all of the Selling Shareholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Shareholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We are paying all expenses of registration incurred in connection with this Registration Statement but the Selling Shareholders will pay all brokerage commissions and other selling expenses.

The Selling Shareholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in which event any profit on the sale of shares of those Selling Shareholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

ReTo is a business company incorporated in the British Virgin Islands (“BVI”). As a holding company with no material operations of its own, ReTo conducts substantially all of its operations through its subsidiaries established in the People’s Republic of China (the “PRC” or “China”). Investors in the Common Shares should be aware that they may never directly hold equity interests in the Chinese operating entities, but rather purchasing equity solely in ReTo, our BVI holding company, which does not directly own substantially all of our business in China conducted by our subsidiaries. Common Shares registered under this Registration Statement are shares of our BVI holding company instead of shares of our subsidiaries in China. When used herein, the references to laws and regulations of “China” or the “PRC” are only to such laws and regulations of mainland China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau.

As we conduct substantially all of our operations in China, we are subject to legal and operational risks associated with having substantially all of our operations in China, which risks could result in a material change in our operations and/or the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our securities to significantly decline or be worthless. The PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. We have relied on the opinion of our PRC counsel, Yuan Tai Law Offices, that as of the date of this prospectus, we are not directly subject to these regulatory actions or statements, as we have not implemented any monopolistic behavior and our business does not involve large-scale collection of user data, implicate cybersecurity, or involve any other type of restricted industry. None of our PRC subsidiaries currently operates in an industry that prohibits or limits foreign investment. As a result, as advised by our PRC counsel, Yuan Tai Law Offices, other than those requisite for a domestic company in mainland China to engage in the businesses similar to those of our PRC subsidiaries, none of our PRC subsidiaries is required to obtain any permission from Chinese authorities, including the China Securities Regulatory Commission (the “CSRC”), the Cyberspace Administration of China (the “CAC”), or any other governmental agency that is required to approve its current operations. On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), effective on March 31, 2023, which requires the filing with the CSRC of the overseas offering and listing plans and the follow-on offering plans by PRC domestic companies under certain conditions, and the filing with the CSRC by their underwriters associated with such companies’ overseas securities offering and listing. In addition, any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers or any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless. These statements and regulatory actions by the PRC government are official guidance and related implementation rules have not been issued. Thus, it is highly uncertain what potential impact such modified or new laws and regulations will have on our daily business operations or our ability to accept foreign investments and list on a U.S. or other foreign exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before offering securities in the U.S. Any future Chinese, U.S., British Virgin Islands or other laws, rules and regulations that place restrictions on capital raising or other activities by companies with extensive operations in China could adversely affect our business and results of operations. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our Annual Report on Form 20-F for the year ended December 31, 2023 (the “2023 Annual Report”), which is incorporated by reference into this prospectus, for a detailed description of various risks related to doing business in China and other information that should be considered before making a decision to purchase any of our securities.

The Holding Foreign Companies Accountable Act (the “HFCAA”), which was signed into law on December 18, 2020, requires a foreign company to submit that it is not owned or manipulated by a foreign government or disclose the ownership of governmental entities and certain additional information, if the PCAOB is unable to inspect completely a foreign auditor that signs the company’s financial statements. If the PCAOB is unable to inspect the Company’s auditors for three consecutive years, the Company’s securities will be prohibited from trading on a national exchange.

On December 2, 2021, the SEC adopted final amendments to its rules implementing the HFCAA. Such final rules establish procedures that the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” (a registrant identified by the SEC as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction) and (ii) prohibiting the trading of an issuer that is a Commission-Identified Issuer for three consecutive years under the HFCAA. The SEC began identifying Commission-Identified Issuers for the fiscal years beginning after December 18, 2020. A Commission-Identified Issuer is required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as a Commission-Identified Issuer based on its annual report for the fiscal year ended, for example, September 30, 2021, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended September 30, 2022.

Furthermore, as more stringent criteria have been imposed by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) recently, our securities may be prohibited from trading if our auditor cannot be fully inspected. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This list does not include our auditor, YCM CPA, Inc. Our auditor is based in the U.S., registered with PCAOB and subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. However, uncertainties exist with respect to the implementation of this framework and there is no assurance that the PCAOB will be able to execute, in a timely manner, its future inspections and investigations in a manner that satisfies the Protocol if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors may be deprived of the benefits of such inspection. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary.

On December 29, 2022, the Consolidated Appropriations Act, 2023 was signed into law, which amended the HFCAA (i) to reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two, and (ii) so that any foreign jurisdiction could be the reason why the PCAOB does not have complete access to inspect or investigate a company’s auditor. As it was originally enacted, the HFCAA applied only if the PCAOB’s inability to inspect or investigate was due to a position taken by an authority in the foreign jurisdiction where the relevant public accounting firm is located. As a result of the Consolidated Appropriations Act, 2023, the HFCAA now also applies if the PCAOB’s inability to inspect or investigate the relevant accounting firm is due to a position taken by an authority in any foreign jurisdiction. The denying jurisdiction does not need to be where the accounting firm is located.

These developments could add uncertainties to the trading of our securities, including the possibility that the SEC may prohibit trading in our securities if the PCAOB cannot fully inspect or investigate our auditor and we fail to appoint a new auditor that is accessible to the PCAOB and that Nasdaq can delist our Common Shares.

If it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate, then such lack of inspection could cause our securities to be delisted from the stock exchange.

As a holding company, ReTo relies on dividends and other distributions on equity paid by its operating subsidiaries for cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders or to service any expenses it may incur. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, as determined in accordance with mainland China accounting standards and regulations. In addition, under PRC law, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. These reserves are not distributable as cash dividends. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to ReTo. To date, there have not been any such dividends or other distributions from our PRC subsidiaries to our subsidiary located outside of China, ReTo or its shareholders outside of China. Furthermore, as of the date of this prospectus, neither ReTo nor any of its subsidiaries have ever paid dividends or made distributions to U.S. investors. ReTo is permitted under PRC laws and regulations as an offshore holding company to provide funding to its PRC subsidiaries in China through shareholder loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements. According to the relevant PRC regulations on foreign-invested enterprises in China, there are no quantity limits on ReTo’s ability to make capital contributions to its PRC subsidiaries. However, our PRC subsidiaries may not procure loans which exceed the higher of (i) difference between their total investment amount as recorded in the Foreign Investment Comprehensive Management Information System and their respective registered capital and (ii) 2.5 times of their net worth. In the future, cash proceeds raised from overseas financing activities may continue to be transferred by ReTo to the PRC subsidiaries via capital contribution or shareholder loans, as the case may be. We intend to retain most, if not all, of our available funds and any future earnings for the development and growth of our business in China. We do not expect to pay dividends or distribute earnings in the foreseeable future.

To date, fund transfers have occurred between ReTo and its subsidiaries. The sources of funds of ReTo to its subsidiaries primarily consisted of proceeds from equity and debt financings.

We maintain bank accounts in China, including cash in Renminbi in the amount of approximately RMB 8.99 million and cash in USD in the amount of approximately US$1.27 million as of December 31, 2023. Funds are transferred between ReTo and its subsidiaries for their daily operation purposes. The transfer of funds between our PRC subsidiaries are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Revision, the “Provisions on Private Lending Cases”), which was implemented on January 1, 2021, to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is in violation of public orders or good morals; or (vi) the lending is in violation of mandatory provisions of laws or administrative regulations. We have relied on the opinion of our PRC counsel, Yuan Tai Law Offices, that the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries. As of the date of this prospectus, we have no cash management policies that dictate how funds are transferred between ReTo and its subsidiaries.

Most of our cash is in Renminbi, and the PRC government could prevent the cash maintained in mainland China or Hong Kong from leaving, could restrict deployment of the cash into the business of our subsidiaries and restrict the ability to pay dividends.

Investing in our Commons Shares involves substantial risk. See “Risk Factors” beginning on page 20 of this prospectus for a discussion of certain risks and other factors that you should consider before purchasing our Common Shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2024.

Please read this prospectus and the documents incorporated by reference herein carefully. These documents describe our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We and the Selling Shareholders have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed or incorporated by reference in this prospectus, other than the information and representations contained or incorporated by reference in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or the Selling Shareholders.

The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Shares. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We are responsible for the disclosure in this prospectus. However, this prospectus (including the documents incorporated by reference herein) includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. Such information contained or incorporated by reference herein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

Unless otherwise indicated or the context implies otherwise:

●	“Act” refers to The BVI Business Companies Act, 2004 (as amended);

●	“Beijing REIT” refers to Beijing REIT Technology Development Co., Ltd., a PRC limited liability company and a wholly-owned subsidiary of REIT Holdings;

●	“BVI” refers to the British Virgin Islands;

●	“China” or the “PRC” refers to the People’s Republic of China and the term “Chinese” has a correlative meaning for the purpose of this prospectus;

●	“Common Shares” refers to common shares of par value $0.1 per share issued in ReTo;

●	“CSRC” refers to the China Securities Regulatory Commission;

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●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“FINRA” refers to the Financial Industry Regulatory Authority, Inc.;

●	“Hainan Fangyuyuan” refers to Hainan Fangyuyuan United Logistics Co., Ltd. (formerly known as Yangpu Fangyuyuan United Logistics Co., Ltd.), a limited liability company incorporated in mainland China;

●	“Hainan Kunneng” refers to Hainan Kunneng Direct Supply Chain Management Co., Ltd., a limited liability company incorporated in mainland China and a subsidiary of Hainan Fangyuyuan;

●	“Hainan Yile IoT” refers to Hainan Yile IoT Technology Co., Ltd, a PRC limited liability company and a subsidiary of REIT Mingde;

●	“Hong Kong” refers to the Hong Kong Special Administrative Region of the PRC;

●	“Honghe REIT” refers to Honghe REIT Ecological Technology Co., Ltd., a PRC limited liability company and a wholly-owned subsidiary of Sunoro Hengda;

●	“IoV Technology Research” refers to Hainan Yile IoV Technology Research Institute Co., Ltd., a PRC limited liability company and a subsidiary of REIT Mingde;

●	“JOBS Act” refers to the Jumpstart Our Business Startups Act, enacted in April 2012;

●	“M&A” refers to the amended and restated memorandum and articles of association of ReTo, currently in effect and as amended from time to time;

●	“Macau” refers to the Macao Special Administrative Region of the PRC;

●	“mainland China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau;

●	“MOFCOM” refers to China’s Ministry of Commerce;

●	“PCAOB” refers to the Public Company Accounting Oversight Board of the United States;

●	“PRC subsidiaries” refers to the Company’s subsidiaries that were incorporated in mainland China;

●	“REIT Changjiang” refers to REIT MingSheng Environment Protection Construction Materials (Changjiang) Co., Ltd., a PRC limited liability company, which was disposed in December 2021;

●	“REIT Construction” refers to Hainan REIT Construction Engineering Co., Ltd., a PRC limited liability company, which was dissolved on February 9, 2023;

●	“REIT Equipment” refers to Beijing REIT Equipment Technology Co., Ltd. (formerly known as Beijing REIT Ecological Engineering Technology Co., Ltd.), a PRC limited liability company and a wholly-owned subsidiary of Sunoro Hengda;

●	“REIT Holdings” refers to REIT Holdings (China) Limited, a Hong Kong limited company and a wholly-owned subsidiary of ReTo;

●	“REIT Mingde” refers to Hainan REIT Mingde Investment Holding Co., Ltd., a PRC limited liability company and a wholly-owned subsidiary of REIT Technology Development Co., Ltd.;

●	“REIT Ordos” Refers to REIT Ecological Technology Co., Ltd., a limited liability company incorporated in mainland China and a wholly-owned subsidiary of REIT Holdings;

●	“REIT Technology” refers to REIT Technology Development Co., Ltd., a PRC limited liability company and a wholly-owned subsidiary of REIT Holdings;

●	“Renminbi” or “RMB” refers to the legal currency of the People’s Republic of China;

●	“ReTo” refers to ReTo Eco-Solutions, Inc., a BVI business company (registered in the BVI with company number 1885527);

●	“SAFE” refers to China’s State Administration of Foreign Exchange;

●	“SEC” refers to the U.S. Securities and Exchange Commission;

●	“Securities Act” refers to the Securities Act of 1933, as amended;

●	“Sunoro Hengda” refers to Sunoro Hengda (Beijing) Technology Co., Ltd., a limited liability company incorporated in mainland China and a wholly-owned subsidiary of Sunoro Holdings;

●	“Sunoro Holdings” refers to Sunoro Holdings Limited, a Hong Kong limited company and a wholly-owned subsidiary of ReTo;

●	“Xinyi REIT” refers to REIT New Materials Xinyi Co., Ltd, a joint venture established by Beijing REIT;

●	“U.S. dollars”, “US$” and “$” refer to the legal currency of the United States; and

●	“We”, “us”, “our”, or the “Company” refers to ReTo Eco-Solutions, Inc. and its subsidiaries, unless the context requires otherwise.

Our reporting and functional currency is the Renminbi. Solely for the convenience of the reader, this prospectus contains translations of some RMB amounts into U.S. dollars, at specified rates. Except as otherwise stated in this prospectus, all translations from RMB to U.S. dollars are made at RMB7.0999 to US$1.00, the rate published by the Federal Reserve Board on December 31, 2023. No representation is made that the RMB amounts referred to in this prospectus could have been or could be converted into U.S. dollars at such rate.

Except as otherwise stated in this prospectus, all numbers of Common Shares and related data have been updated to reflect the 10-for-1 share combination effective May 15, 2023 (the “2023 Share Combination”) and the 10-for-1 share combination effective March 1, 2024 (the “2024 Share Combination”).

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus or the documents incorporated by reference herein are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that reflect our current expectations and views of future events. Readers are cautioned that known and unknown risks, uncertainties and other factors, including those over which we may have no control and others listed in the “Risk Factors” section of this prospectus, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	the potential impact on our business of the economic, political and social conditions of the PRC;

●	any changes in the laws of the PRC or local province that may affect our operations;

●	the impact of COVID-19 on our operations;

●	our ability to operate as a going concern;

●	the liquidity of our securities;

●	inflation and fluctuations in foreign currency exchange rates;

●	the ability to navigate geographic market risks of our eco-friendly constructions materials;

●	the ability to maintain a reserve for warranty or defective products and installation claims;

●	our on-going ability to obtain all mandatory and voluntary government and other industry certifications, approvals, and/or licenses to conduct our business;

●	our ability to maintain effective supply chain of raw materials and our products;

●	slowdown or contraction in industries in China in which we operate;

●	our ability to maintain or increase our market share in the competitive markets in which we do business;

●	our ability to diversify our product and service offerings and capture new market opportunities;

●	our estimates of expenses, capital requirements and needs for additional financing and our ability to fund our current and future operations;

●	the costs we may incur in the future from complying with current and future laws and regulations and the impact of any changes in the regulations on our operations; and

●	the loss of key members of our senior management.

These forward-looking statements involve numerous risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations or the results of other matters that we anticipate could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors” and other sections included or incorporated by reference in this prospectus. You should thoroughly read this prospectus and the documents incorporated herein by reference with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in or incorporated by reference in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, the documents incorporated by reference into this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

PROSPECTUS SUMMARY

Investors in our securities are not purchasing an equity interest in our operating entities in mainland China but instead are purchasing an equity interest in a British Virgin Islands holding company.

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in the securities that we are offering, you should carefully read this entire prospectus, including the matters set forth under the section of this prospectus captioned “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including, but not limited to, our 2023 Annual Report and our other SEC reports.

Overview

We, through our operating subsidiaries in China, are engaged in the manufacture and distribution of eco-friendly construction materials (aggregates, bricks, pavers and tiles), made from mining waste (iron tailings), as well as equipment used for the production of these eco-friendly construction materials. In addition, we provide consultation, design, project implementation and construction of urban ecological protection projects through our operating subsidiaries in China. We also provide parts, engineering support, consulting, technical advice and service, and other project-related solutions for our manufacturing equipment and environmental protection projects. As more fully described below under the heading “Our Products and Services,” through the newly acquired subsidiaries, we expand our product and service offerings to include Roadside Assistance (“RSA”) services, and software development services and solutions utilizing Internet of Things (“IoT”) technologies.

We currently provide a full spectrum of products and services related to recycling and reuse of solid wastes, from producing eco-friendly construction materials and manufacturing equipment used to produce construction materials, to project installation. We differentiate us from our competitors through strong research and development capabilities and advanced technologies and systems.

Our products are eco-friendly, as they contain approximately 70% of reclaimed iron tailings in place of traditional cement. The use of reclaimed iron tailings assists in the protection of the environment by saving space in landfills used for the disposal of these materials, and assisting in the remediation and reclamation of abandoned or closed mining sites. In addition, we believe less energy is consumed when manufacturing our eco-friendly construction materials as compared with other traditional building materials. We believe our eco-friendly construction materials, with superior water permeability and competitive prices, are in greater demand than traditional materials as governments and others increase their focus on reducing the environmental impact of their activities.

Due to China’s recent emphasis on environmental protection, we believe there is a unique opportunity to grow our company, which we expect will be driven by demand for our eco-friendly construction materials and equipment used to produce these materials as well as our project construction expertise. We believe our technological know-how, production capacity, reputation and offerings of products and services will enable us to seize this opportunity.

Our clients are located throughout mainland China, and internationally in Middle East, Southeastern Asia, Africa, Europe and North America. We are actively pursuing additional clients for our products, equipment and projects, internationally in the Bangladesh, North America and in additional provinces of China. We seek to establish long-term relationships with our clients by producing and delivering high-quality products and equipment and then providing technical support and consulting services after equipment is delivered and projects are completed.

Holding Company Structure

ReTo is a holding company and a business company incorporated in the British Virgin Islands (the “BVI”) with no material operations of its own. We conduct substantially all of our operations through our subsidiaries established in mainland China. Our equity structure is a direct holding structure, that is, ReTo, the BVI entity listed in the U.S., controls Beijing REIT, REIT Ordos, and other PRC operating entities through REIT Holdings or Sunoro Holdings.

We face various risks and uncertainties relating to doing business in China. Our business operations are primarily conducted in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with regulatory approvals on offshore offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain businesses, accept foreign investments, or list and conduct offerings on a United States or other foreign exchange. These risks could result in a material adverse change in our operations and the value of our Common Shares, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline. For a detailed description of risks relating to doing business in China, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our 2023 Annual Report, which is incorporated by reference into this prospectus.

The PRC government’s significant discretion and authority in regulating our operations and its oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations in this nature may cause the value of our securities to significantly decline or become worthless. For more details, see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — The PRC government’s significant oversight and discretion over the conduct of our business and may intervene or influence our operations at any time which could result in a material adverse change in our operation and/or the value of our Common Shares” in our 2023 Annual Report, which is incorporated by reference into this prospectus.

Risks and uncertainties arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and quickly evolving rules and regulations in China, could result in a material adverse change in our operations and cause our Common Shares to decrease in value or become worthless. For more details, see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations. The rules and regulations in China can change quickly with little advance notice and uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could limit the legal protections available to you and us” in our 2023 Annual Report, which is incorporated by reference into this prospectus.

Cash and Other Assets Transfers between the Holding Company and Its Subsidiaries

For the fiscal years ended December 31, 2021, 2022 and 2023, funds equivalent to approximately $2.6 million, $4.2 million and $0.1 million, respectively, were provided to the PRC subsidiaries as shareholder loans, which were accounted as loan receivable from the respective PRC subsidiary. These funds have been used by the Company’s PRC subsidiaries for their operations.

As of the date of this prospectus, there have not been any dividends or other distributions from our PRC subsidiaries to REIT Holdings, Sunoro Holdings, and ReTo, all of which are located outside of mainland China. ReTo, as a BVI holding company, may rely on dividends and other distributions on equity paid by its PRC subsidiaries for its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders, subject to ReTo’s M&A and the Act or to service any expenses and other obligations it may incur.

Within our direct holding structure, the cross-border transfer of funds from ReTo to its PRC subsidiaries is permitted under laws and regulations of the PRC currently in effect. Specifically, ReTo is permitted to provide funding to its PRC subsidiaries in the form of shareholder loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements in China. There are no quantity limits on ReTo’s ability to make capital contributions to its PRC subsidiaries under the PRC law and regulations. However, the PRC subsidiaries may only procure shareholder loans from REIT Holding in an amount equal to the difference between their respective registered capital and total investment amount as recorded in the Chinese Foreign Investment Comprehensive Management Information System or three times of its net assets, at the discretion of such PRC subsidiary. For additional information, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of our offerings to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” in our 2023 Annual Report, which is incorporated by reference into this prospectus.

Subject to the passive foreign investment company rules, the requirements of ReTo’s M&A and the Act, the gross amount of any distribution that we make to investors with respect to our securities (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any proposed dividend would be subject to ReTo’s M&A and the Act; specifically, ReTo may only pay a dividend if ReTo’s directors are satisfied, on reasonable grounds, that, immediately after the dividend is paid, the value of its assets will exceed its liabilities and it will be able to pay its debts as they fall due.

The PRC Enterprise Income Tax Law (the “EIT Law”) and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from our PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

We maintain bank accounts in China, including cash in Renminbi in the amount of approximately RMB8.99 million and cash in USD in the amount of approximately US$1.27 million as of December 31, 2023. Funds are transferred between ReTo and its subsidiaries for their daily operation purposes. The transfer of funds between our PRC subsidiaries are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Revision, the “Provisions on Private Lending Cases”), which was implemented on January 1, 2021 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is in violation of public orders or good morals; or (vi) the lending is in violation of mandatory provisions of laws or administrative regulations. We have relied on the opinion of our PRC counsel, Yuan Tai Law Offices, that the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries. We have adopted certain cash management policies that dictate the internal approval process on transferring funds between our holding company and our subsidiaries. Such policies dictate the purpose, amount and procedure of cash transfers. Each transfer of cash among our subsidiaries is subject to internal approvals from at least two manager-level personnel, with required procedures including submitting supporting documentation (such as payment receipts or invoices), responsible personnel reviewing the documentation, and executing the payment. A single employee is not allowed to complete each and every stage of a cash transfer, but rather only specific parts of the whole procedure.

There is no assurance that the PRC government will not intervene or impose restrictions on the ability of us or our subsidiaries to transfer cash. Most of our cash is in Renminbi, and the PRC government could prevent the cash maintained in our bank accounts in mainland China from leaving mainland China, could restrict deployment of the cash into the business of our subsidiaries and restrict the ability to pay dividends. For details regarding the restrictions on our ability to transfer cash between us, and our subsidiaries, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The PRC government could prevent the cash maintained in our bank accounts in mainland China from leaving mainland China, restrict deployment of the cash into the business of its subsidiaries and restrict the ability to pay dividends to U.S. investors, which could materially adversely affect our operations” in our 2023 Annual Report, which is incorporated by reference into this prospectus. We currently do not have cash management policies that dictate how funds are transferred between our BVI holding company and our subsidiaries.

Restrictions on Our Ability to Transfer Cash Out of China and to U.S. Investors

Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, under PRC law, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. These reserves are not distributable as cash dividends. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to ReTo.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any.

Effect of Holding Foreign Companies Accountable Act

The HFCAA, which was signed into law on December 18, 2020, requires a foreign company to submit that it is not owned or manipulated by a foreign government or disclose the ownership of governmental entities and certain additional information, if the PCAOB is unable to inspect completely a foreign auditor that signs the company’s financial statements. If the PCAOB is unable to inspect the Company’s auditors for three consecutive years, the Company’s securities will be prohibited from trading on a national exchange.

On December 2, 2021, the SEC adopted final amendments to its rules implementing the HFCAA. Such final rules establish procedures that the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” (a registrant identified by the SEC as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction) and (ii) prohibiting the trading of an issuer that is a Commission-Identified Issuer for three consecutive years under the HFCAA. The SEC began identifying Commission-Identified Issuers for the fiscal years beginning after December 18, 2020. A Commission-Identified Issuer is required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as a Commission-Identified Issuer based on its annual report for the fiscal year ended, for example, September 30, 2021, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended September 30, 2022.

On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This list did not include YCM CPA Inc., our current auditor. Our auditor, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and MOF, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong without any limitations on scope. However, uncertainties exist with respect to the implementation of this framework and there is no assurance that the PCAOB will be able to execute, in a timely manner, its future inspections and investigations in a manner that satisfies the Statement of Protocol. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary.

On December 29, 2022, the Consolidated Appropriations Act, 2023 was signed into law, which amended the HFCAA (i) to reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two, and (ii) so that any foreign jurisdiction could be the reason why the PCAOB does not have complete access to inspect or investigate a company’s auditor. As it was originally enacted, the HFCAA applied only if the PCAOB’s inability to inspect or investigate was due to a position taken by an authority in the foreign jurisdiction where the relevant public accounting firm is located. As a result of the Consolidated Appropriations Act, 2023, the HFCAA now also applies if the PCAOB’s inability to inspect or investigate the relevant accounting firm is due to a position taken by an authority in any foreign jurisdiction. The denying jurisdiction does not need to be where the accounting firm is located.

These developments could add uncertainties to the trading of our securities, including the possibility that the SEC may prohibit trading in our securities if the PCAOB cannot fully inspect or investigate our auditor and we fail to appoint a new auditor that is accessible to the PCAOB and that Nasdaq can delist our Common Shares.

If it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate, then such lack of inspection could cause our securities to be delisted from the stock exchange.

For details on the effects of HFCAA on us, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Our Common Shares may be delisted under the HFCAA if the PCAOB is unable to inspect our auditors. The delisting of our Common Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our 2023 Annual Report, which is incorporated by reference into this prospectus.

Regulatory Permissions and Developments

We have been advised by our PRC Counsel, Yuan Tai Law Offices, that pursuant to the relevant laws and regulations in China, none of our PRC subsidiaries’ currently engaged business is stipulated on the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version) (the “2021 Negative List”) promulgated by the Ministry of Commerce (the “MOFCOM”) and the National Development and Reform Commission of the People’s Republic of China (“NDRC”) which entered into force on January 1, 2022. Therefore, our PRC subsidiaries are able to conduct their business without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC. Certain of the business scope of our PRC subsidiaries are listed on the 2021 Negative List, such as value-added telecommunication business, which the ratio of investment by foreign investors in a foreign-invested telecommunication enterprise that engages in the operation of a value-added telecommunication business (except e-commerce, domestic multi-party communication, storage and forwarding class and call center) shall not exceed 50%. Based on the confirmation of the PRC subsidiaries, these subsidiaries have not been actually engaged in such business activities.

Certain of the business stated on the business license of our PRC subsidiaries are subject to additional licenses and permits, such as value-added telecommunication certification and construction enterprise qualifications. Based on the confirmation of the PRC subsidiaries, these subsidiaries have not been actually engaged in business activities those require special licenses or permits and they will only carry out business activities after obtaining corresponding licenses or permits. Currently, none of our PRC subsidiaries is required to obtain additional licenses or permits beyond a regular business license for their operations currently being conducted. Each of our PRC subsidiaries is required to obtain a regular business license from the local branch of the State Administration for Market Regulation (“SAMR”). Each of our PRC subsidiaries has obtained a valid business license for its respective business scope, and no application for any such license has been denied.

As of the date of this prospectus, ReTo and its PRC subsidiaries are not subject to permission requirements from the CSRC , the Cyberspace Administration of China (the “CAC”) or any other entity that is required to approve of its PRC subsidiaries’ operations. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) and Anti-Monopoly Law of the People’s Republic of China promulgated by the Standing Committee of the National People’s Congress (the “SCNPC”) which became effective in 2008 and amended and put into effect as from August 1, 2022 (the “Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008 and amended on September 19, 2018, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the State Council. In addition, the PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition.

On July 6, 2021, the relevant PRC governmental authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As official guidance and related implementation rules on these opinions have not been issued yet, the interpretation of these opinions remains unclear at this stage. See “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — Approval of the CSRC or other PRC government authorities may be required in connection with our future offerings under PRC law, and if required, we cannot predict whether or for how long we will be able to obtain such approval” in our 2023 Annual Report, which is incorporated by reference into this prospectus.

On December 28, 2021, the Measures for Cybersecurity Review (2021 Version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 Version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. We have relied on the opinion of our PRC counsel, Yuan Tai Law Offices, that as a result of: (i) we do not hold personal information on more than one million users in our business operations; and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities, we are not required to apply for a cybersecurity review under the Measures for Cybersecurity Review (2021 Version).

As advised by our PRC legal counsel, Yuan Tai Law Offices, the PRC governmental authorities may have wide discretion in the interpretation and enforcement of these laws, including the interpretation of the scope of “critical information infrastructure operators.” In anticipation of the strengthened implementation of cybersecurity laws and regulations and the continued expansion of our business, we may face challenges in addressing its requirements and make necessary changes to our internal policies and practices in data processing. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review made by the CAC on such basis, and we have not received any inquiry, notice, warning, or sanctions in such respect.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law, which integrates the scattered rules with respect to personal information rights and privacy protection and took effect on November 1, 2021. Personal information refers to information related to identified or identifiable natural persons which is recorded by electronic or other means and excluding anonymized information. The Personal Information Protection Law provides that a personal information processor could process personal information only under prescribed circumstances such as with the consent of the individual concerned and where it is necessary for the conclusion or performance of a contract to which such individual is a party to the contract. If a personal information processor shall provide personal information to overseas parties, various conditions shall be met, which includes security evaluation by the national network department and personal information protection certification by professional institutions. The Personal Information Protection Law raises the protection requirements for processing personal information, and many specific requirements of the Personal Information Protection Law remain to be clarified by the CAC, other regulatory authorities, and courts in practice. We may be required to make further adjustments to our business practices to comply with the personal information protection laws and regulations.

None of our PRC subsidiaries currently operates in an industry that prohibits or limits foreign investment. As a result, as advised by our PRC counsel, Yuan Tai Law Offices, other than those requisite for a domestic company in mainland China to engage in the businesses similar to those of our PRC subsidiaries, none of our PRC subsidiaries is required to obtain any permission from Chinese authorities, including the CSRC, the CAC, or any other governmental agency that is required to approve its current operations. However, if our PRC subsidiaries do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that our PRC subsidiaries are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our PRC subsidiaries’ relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our PRC subsidiaries’ operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. As of the date of this prospectus, we and our PRC subsidiaries have received from PRC authorities all requisite licenses, permissions, or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied.

On February 17, 2023, CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) together with five guidelines, which became effective on March 31, 2023. The Trial Measures lay out the filing regulation arrangement for both direct and indirect overseas listing by PRC domestic companies, and clarify the determination criteria for indirect overseas listing in overseas markets. Any future securities offerings and listings outside of mainland China by our Company, including but not limited to, follow-on offerings, secondary listings and going private transactions, will be subject to the filing requirements with the CSRC under the Trial Measures. As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or objection from the CSRC or any other PRC governmental authorities with respect to our listing on Nasdaq. As of the date of this prospectus, we have completed the initial filing procedures with the CSRC with respect to our public offering completed in June 2023 and are in the process of completing the filing procedures for the other offerings completed afterwards. As the Trial Measures were newly published and there is uncertainty with respect to the filing requirements and their implementation, we cannot be sure that we will be able to complete such filings in a timely manner, or at all. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless. See “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — Approval of the CSRC or other PRC government authorities may be required in connection with our future offerings under PRC law, and if required, we cannot predict whether or for how long we will be able to obtain such approval” in our 2023 Annual Report, which is incorporated by reference into this prospectus.

Except as disclosed above, in connection with our issuance of securities to foreign investors, under current PRC laws, regulations and regulatory rules, as of the date of this prospectus, we and our PRC subsidiaries, (i) are not required to obtain permissions from the PRC authorities, including the CSRC or the CAC, and (ii) have not received or were denied such permissions by any PRC authority. We are subject to the risks of uncertainty of any future actions of the PRC government in this regard including the risk that we inadvertently conclude that the permission or approvals discussed here are not required, that applicable laws, regulations or interpretations change such that we and our PRC subsidiaries are required to obtain approvals in the future.

Our Products and Services

Eco-Friendly Construction Materials

We manufacture eco-friendly construction materials (aggregates, bricks, pavers and tiles) through our subsidiary, Xinyi REIT, which operates our plant in Xinyi, Jiangsu Province. We refer to our construction materials as eco-friendly because we produce them from reclaimed iron mine tailings. Tailings are the materials left over after the process of separating the valuable fraction from the worthless fraction of an ore. Iron ore tailings generally consist of hard rock and sand. Waste rock and tailings constitute the largest (by volume) industrial solid waste generated in the mining process. Xinyi REIT has utilized construction and demolition waste (which is the disposed bricks and/or concrete after the old building is dismantled) as the raw materials to produce the products. By recycling iron tailings and utilizing the construction and demolition waste, we believe that our construction materials manufacturing process is a viable and environmentally friendly solution to disposal problems associated with these materials.

Traditional bricks in China consist primarily of clay, which is mixed with water and silt, pressed into a mold for shaping, then fired in a kiln, or furnace. We use reclaimed iron tailings or construction and demolition waste primarily as a substitute for rocks. Through vibration technology, with these raw materials input, the finished products can come out with different shape and types. Since the whole production is cured without fire, this process has the benefits of less space required for production and less pollution generated to the environment. We believe iron tailings or construction and demolition waste reduce both the density and heat conductivity of our construction materials without sacrificing their durability and strength. Our construction materials’ density and strength meet or exceed China national standards. In addition, because we use iron tailings or construction and demolition waste in the manufacturing process, we believe our construction materials are consistent with China’s recent environmental protection policies, such as energy conservation included in the 2016 China’s 14th Five-Year Plan (2021-2025).

In addition to iron tailings and construction and demolition waste, our construction materials contain river sand and granite. Our eco-friendly construction materials are produced on a fully automatic production line primarily based upon our proprietary technology.

Our eco-friendly construction materials include, without limitation, the following:

●	Ground works materials. Essential materials for sponge cities to assist in water absorption, flood control and water retention. These construction materials can be used for urban roads, pedestrian streets and sidewalks, city squares, landmarks, parking lots, and docks.

●	Landscape retaining materials. These construction materials are mainly used for gardens, roads, bridges, city squares, retaining walls and slope construction.

●	Hydraulic engineering materials. Construction material for sponge city construction, they can be used for hydraulic ecological projects such as slope protection and river transformation.

●	Wall materials. These construction materials are used for insulation, decoration, and for building walls.

Eco-friendly Construction Materials Manufacturing Equipment

We produce manufacturing equipment used to create eco-friendly construction materials. We sell our equipment to customers in China, South Asia, North America, the Middle East, North Africa and Southeast Asia. The equipment consists of large-scale fully automated production equipment with hydraulic integration. The equipment can be used to produce various types of eco-friendly construction materials that can be used for a variety of projects such as ground works, hydraulic engineering, landscape retention and wall projects.

Our equipment used to manufacture construction materials include, without limitation, the following:

●	REIT-Classic RT9A, RT9B, RT15A, RT15B. These are fully automated block production lines and can be universally used for the manufacture of bricks, tiles, pavers with and without face mix, curbstones, hollow blocks and similar construction materials.

●	REITRT10 Series Equipment. REITRT10 series equipment is used to produce bricks, tiles, pavers with and without face mix, curbstones, hollow blocks and similar construction materials.

●	Horizontal Pull Holes Device. Horizontal Pull Holes Device is used to produce interlocking bricks, water conservancy blocks and slope protection blocks.

●	REIT-I Concrete Block Splitter. Synchronized concrete block cutting machine with four blades. The blades are guided by ultra-wear resistant guide leads and driven by a large bore hydraulic drive, which lowers the operating pressure of the hydraulic unit and increases the splitting force.

●	REIT Foam Insert Device. This device is used to insert a foam plate into the mold and produce thermal insulation blocks.

●	Gravity Separator for Iron Mine. Gravity separator is used to collect iron from the mine.

●	REIT RT18 Equipment. In 2023, we developed REIT RT18 equipment and a fully automatic production line comprised of the equipment. REIT RT18 equipment is one of our biggest production block making machines available for producing bricks, tiles, pavers (with and without face mix), curbstones, hollow blocks and similar construction materials.

Roadside Assistance Services

Following the acquisition of REIT Mingde, we, through Hainan Yile IoT, provide RSA services to drivers within Hainan Province, China, through our network of RSA services providers of tow providers and automotive repair services. Our RSA services include towing, jump start, tire change, automobile repair services, and other services. We do not directly provide the RSA services but coordinate with our contracted RSA service providers who are licensed to provide such services. Our RSA services area covers the entire island of Hainan province, including 18 cities and counties. Upon receipt of a request for RSA services, we will contact our tow providers and other RSA service providers in close proximity to the vehicles and arrange the vehicles to be towed or repaired. We operate a proprietary platform, which connects insurance companies, tow providers, automobile repair services, and other service providers as well as the drivers. The platform is accessible to users via web interface and mobile applications, consisting of a central management system, a mobile application for RSA service providers to accept orders and dispatch service teams, a mobile application for drivers to send requests and monitor status, and a mobile application for insurance companies to monitor and review the request status.

Our RSA services are available to insured drivers and uninsured drivers. Our services to insured drivers are based on the type of insurance policy they have with their insurance company as well as the terms of our service contract with their insurance companies. Uninsured drivers pay our services fee based on our prevailing rates at the time of services. We maintain a 24/7 service team to ensure timely responses to RSA services requests.

Our RSA services commenced in 2020 and we have established a network of an aggregate of 38 RSA services providers. Hainan Yile IoT has signed written agreements with all of its RSA services providers and settles payments to these service providers on a periodical basis.

We are paid by the drivers receiving RSA services or if they are insured, by their insurance companies. Hainan Yile IoT has entered into annual agreements with four major insurance companies in China, including, without limitation, China Life Property & Casualty Insurance Company Limited and China Pacific Insurance (Group) Co., Ltd. Pursuant to these agreements, we agree to provide RSA services to the insured drivers of these insurance companies upon requests and receive fees based on the services provided.

Software Solutions

Through Hainan Yile IoT, we are also engaged in the design, development and sales of customized software solutions based on the client specifications. We have developed the following software solutions for our clients during the fiscal years ended December 31, 2023, 2022 and 2021:

-	Logistics management system – comprehensive software solutions for the management of multimodal logistics, encompassing functions including customer management, supplier management, order management, and vehicle management.

-	Retail management system – comprehensive software solutions for retail management, including functions such as invoicing, reporting, data statistics, online marketing.

-	Fleet management system – comprehensive software solutions providing client with capabilities to manage its fleet including functions such as vehicle management, vehicle application, vehicle alarm, and location control.

-	Vehicle rental management system – comprehensive software solutions providing client with capabilities to manage its car rental services, including functions such as vehicle management, vehicle rental (rental renewal), and remote fuel and electricity disconnection.

In connection with the sales of software solutions, we also include hardware sales and/or service subscriptions based on the clients’ requirements, which are charged separately.

Our Projects

We have acted as general contractor and consultant for the construction of sponge cities since 2014 and as general contractor for ecological restoration projects since 2019. We are also responsible for the planning, construction and design of such projects.

Representative Projects

Sponge City – Changjiang County, Hainan Province

We were the general contractor for a sponge city project where an entire village was relocated and constructed in a former mining area. The project took 16 months to complete resulting in revenue of approximately RMB 14 million ($2.2 million) for us. We made all construction materials out of recycled iron tailings. A total of 86 single-family homes were built with a total construction area of 9,400 square meters (101,000 square feet). An estimated 1,810,000 pieces of bricks were used for walls, 90,000 roof tiles, and 4,200 square meters (approximately 45,000 square feet) of ground was covered with our construction materials. The completed project has won recognitions at various government levels in Hainan Province, and has been designated as a demonstration or model project for promotion of sponge city construction.

Sponge City – Haikou City, Hainan Province

We acted as a consultant for a sponge city project in Haikou City, Hainan Province. We also paved 50,000 square meters for this project. To assist with the nationwide efforts to promote pilot cities in sponge city construction, we will collaborate with international institutions in sponge city construction such as Jude Technology Corporation located in Germany. By gradually increasing our efforts, and expanding the scale in the planning, design and construction of sponge cities, we aim to become a key enterprise in sponge city construction.

Ecological Restoration Projects – Datong City, Shanxi Province

Pursuant to a strategic cooperation agreement entered into with Hunyuan County People’s Government, we have acted as the general contractor in connection with the restoration of abandoned coal mines and disposal of solid wastes in Hunyuan County, Datong City, Shanxi Province. We were in charge of the project feasibility study, design, implementation and supervision of the project. This project covered several affected villages and had an aggregate area of approximately 386 acres.

History and Development of the Company

Corporate History

ReTo is a BVI business company with limited liability, established under the laws of the BVI on August 7, 2015 as a holding company to develop business opportunities in China.

On November 29, 2017, ReTo completed its initial public offering (“IPO”) of 32,200 Common Shares at a public offering price of $500 per share. In connection with the IPO, the Company’s Common Shares began trading on the Nasdaq Capital Market beginning on November 29, 2017 under the symbol “RETO.”

ReTo owns 100% equity interest of REIT Holdings, a limited liability company established in Hong Kong. Beijing REIT was established on May 12, 1999 under the laws of PRC. Over the years, Beijing REIT established four subsidiaries consisting of: Gu’an REIT Machinery Manufacturing Co., Ltd. (“Gu’an REIT”), which was incorporated on May 12, 2008; REIT Equipment (known as Beijing REIT Ecological Engineering Technology Co., Ltd. at that time, which changed its name to Beijing REIT Equipment Technology Co., Ltd. on August 9, 2023), which was incorporated on April 24, 2014; Langfang Ruirong Mechanical and Electrical Equipment Co., Ltd., which was incorporated on May 12, 2014 and was subsequently dissolved in 2021; and REIT Technology Development (America), Inc., a California corporation, which was incorporated on February 27, 2014 and was dissolved in March 2022.

On February 7, 2016, Beijing REIT and its individual original shareholders entered into an equity transfer agreement, pursuant to which these shareholders agreed to transfer all of their ownership interests in Beijing REIT with a carrying value of RMB 24 million (or $3,466,260) to REIT Holdings. After this equity transfer, Beijing REIT became a wholly foreign-owned enterprise and amended the registration with the State Administration of Market Regulation on March 21, 2016.

REIT Changjiang was incorporated in Hainan Province, China, on November 22, 2011 with the original registered capital of RMB 100 million (approximately $15.7 million). REIT Changjiang was engaged in hauling and processing construction and mining waste, with which it produces recycled aggregates and bricks for environmental-friendly uses prior to the disposition of REIT Changjiang in December 2021.

On June 1, 2015, REIT Construction was incorporated as a wholly owned subsidiary of REIT Changjiang. On October 25, 2021, REIT Changjiang transferred all of its 100% equity interest of REIT Construction to REIT Mingde for no consideration, after which REIT Mingde became a 100% owner of REIT Construction’s equity interest. On February 9, 2023, REIT Construction was dissolved due to the termination of the project for which it was established.

On July 15, 2015, Beijing REIT established a joint venture, Xinyi REIT, together with Xinyi City Transportation Investment Co., Ltd. (“Xinyi TI”), a third party. Beijing REIT owns 70% equity interest of Xinyi REIT, with the remaining 30% owned by Xinyi TI. On May 23, 2023, Xinyi TI transferred all of its 30% equity interest of Xinyi REIT to Beijing REIT for a total consideration of RMB 18 million (approximately $2.50 million), after which Beijing REIT became a 100% owner of Xinyi REIT’s equity interest.

On September 20, 2015, Beijing REIT acquired 100% of the equity interest of Nanjing Dingxuan Environment Protection Technology Development Co., Ltd. (“Nanjing Dingxuan”) from a third party for no consideration given the company’s registered capital was not paid and had no assets or operations. Nanjing Dingxuan was engaged in providing technical support and consulting services for environmental protection projects but its operation was suspended in 2021 and the company was further dissolved on August 30, 2022.

In February 2016, Beijing REIT established a joint venture, REIT Q GREEN Machines Private Limited (“REIT India”), together with an Indian company, Q Green Techcon Private Limited (“Q Green”). Beijing REIT owns 51% equity interest of REIT India with the remaining 49% owned by Q Green.

On October 22, 2018, REIT Ordos was incorporated as a wholly owned subsidiary of REIT Holdings.

On August 29, 2019, Datong Ruisheng Environmental Engineering Co., Ltd. (“Datong Ruisheng”) was incorporated as a wholly owned subsidiary of Beijing REIT. Datong Ruisheng is engaged in potential ecological restoration projects in Datong, Shanxi Province. On April 3, 2023, Beijing REIT transferred all of its equity interest of Datong Ruisheng to REIT Ordos for no consideration, after which REIT Ordos became a 100% owner of Datong Ruisheng’s equity interest.

On November 11, 2019, Yangbi Litu Ecological Technology Co., Ltd. (“Yangbi Litu”) was jointly established by REIT Ordos and Yunnan Litu Technology Development Co., Ltd. (“Yunnan Litu”). REIT Ordos owned 55% of the ownership interest in Yangbi Litu, with the remaining 45% equity interest owned by Yunnan Litu. Because the Company’s ownership interest in Yunnan Litu was 55%, the Company held an aggregate 79.75% equity interest in Yangbi Litu, directly and indirectly. Yangbi Litu will be engaged in providing services in comprehensive ecological restoration and sales of environmentally friendly equipment and new materials. On July 13, 2020, REIT Ordos transferred its 55% equity interest in Yunnan Litu to a third-party individual and two third-party companies for a nominal price. As a result, the Company’s equity ownership interest in Yangbi Litu decreased from 79.75% to 55%. On July 13, 2020, ReTo transferred its 55% equity interests in Yunnan Litu to third parties for a nominal price given the inactivity of Yunnan Litu’s business operations since its inception and ReTo’s ongoing focus on its own organic business growth.

On January 2, 2020, Beijing REIT signed a share transfer agreement with third party, Hebei Huishitong Techonology Inc. (“Huishitong”) and sold 100% of its ownership interest in Gu’an REIT to Huishitong for total consideration of RMB 39.9 million (approximately $5.7 million).

On September 7, 2020, Beijing REIT entered into a share transfer agreement with the original shareholder of Shexian Ruibo Environmental Science and Technology Co., Ltd. (“Shexian Ruibo”) for the acquisition of 41.67% of the equity interests in Shexian Ruibo for a total consideration of $3.6 million (RMB 25 million), including a cash payment of $2.7 million (RMB 18.5 million) and non-cash contribution of six patents valued at $0.9 million (RMB 6.5 million). Beijing REIT made a cash payment of $2.7 million (RMB 18.5 million) on October 20, 2020 and the six patents had been transferred to Shexian Ruibo prior to September 15, 2020.

In December 2020, we incorporated Guangling REIT Ecological Cultural Tourism Co., Ltd. (“Guangling REIT”) in mainland China as a wholly owned subsidiary of REIT Ordos. Guangling REIT will be engaged in the business of ecological restoration and management, and construction and operation of health and cultural tourism projects.

On November 12, 2021, Beijing REIT and REIT Holdings entered into an equity transfer agreement to sell 100% equity interest in REIT Changjiang to the purchasers, in exchange for a total consideration of RMB 60,000,000 (approximately $9.4 million) in cash. The purchasers have issued to Beijing REIT and REIT Holdings a promissory note in the principal amount of RMB 60,000,000, reflecting the purchase price to be paid in accordance with the equity transfer agreement. As of December 31, 2023, we received a total of RMB 57.0 million (approximately US$8.26 million) from the purchasers with the remaining RMB 3.9 million (approximately US$0.6 million) expected to be paid by the purchasers by June 30, 2024. In December 2021, we completed the disposition of REIT Changjiang following the approval of our shareholders and board of directors.

On December 27, 2021, REIT Technology acquired 100% equity interest of REIT Mingde. As a result of this acquisition, the Company also acquired, indirectly through RETI Mingde, 100% of the equity interest of Hainan Fangyuyuan (known as Yangpu Fangyuyuan United Logistics Co., Ltd. at that time, which changed its name to Hainan Fangyuyuan United Logistics Co., Ltd. on December 7, 2023) and 61.548% of the equity interest of Hainan Yile IoT, which, in turn, owned 90% of the equity interest of IoV Technology Research (which was transferred to REIT Mingde on April 3, 2023 for no consideration), 85% of the equity interest of Shanxi Global Travel Co., Ltd. and 45% of the equity interest of Hainan Beiqi Yinjian Yile Smart Travel Technology Co., Ltd. Hainan Fangyuyuan is engaged in facilitating logistic services through its cloud based platform in China. IoV Technology Research provides RSA services in Hainan Province, China.

On December 27, 2021, Hainan Fangyuyuan and Shanghai Ruida Fenghe Management Consulting Partnership (Limited Partnership) incorporated Hainan Kunneng as a limited liability company to engage in the development of an international commodity trading platform (as of the date of this prospectus, the platform is still under development and has not launched) for the Hainan International Trade Zone, using digital supply chain technologies. Hainan Fangyuyuan owns 51% of Hainan Kunneng’s equity interest while Shanghai Ruida Fenghe Management Consulting Partnership (Limited Partnership) owns 49%. Hainan Kunneng commenced operations in January 2022.

On August 24, 2022, due to the addition of a new shareholder, REIT Mingde became a 90% owner of Hainan Fangyuyuan’s equity interest. On December 18, 2023, REIT Mingde transferred all of its 90% equity interest of Hainan Fangyuyuan to REIT Ordos for a total consideration of RMB 1.

On August 25, 2022, Hainan Coconut Network Freight Co., Ltd., (“Hainan Coconut”) was incorporated as a wholly owned subsidiary of Hainan Fangyuyuan. Hainan Coconut plans to build an online freight and logistics platform to provide logistics and transportation services. On September 5, 2023, Hainan Fangyuyuan transferred all of its equity interest of Hainan Coconut to two third-party individuals for no consideration. At that time, Hainan Coconut had not commenced its operations.

On September 30, 2022, Gansu Ruishi Tongda Ecological Management Co., Ltd. was incorporated as a limited liability company in mainland China and REIT Ecological owns 70% of its equity interest. Its business scope includes project management, project investment and financing, and other ecological management projects. It was dissolved on March 7, 2023.

On November 29, 2022, Honghe REIT was incorporated as a limited liability company in mainland China and a wholly-owned subsidiary of REIT Ordos. Its business scope includes EOD projects and related ecological restoration projects.   On August 9, 2023, REIT Ordos transferred all of its equity interest of Honghe REIT to Sunoro Hengda for no consideration, after which Sunoro Hengda became a 100% owner of Honghe REIT’s equity interest.

On April 12, 2023, ReTo entered into an instrument of transfer with the original shareholder of Sunoro Holdings for the acquisition of 100% of the equity interests in Sunoro Holdings, for a total consideration of HKD 1. Sunoro Holdings is a holding company with no operation.

On April 16, 2023, Inner Mongolia REIT Ecological Environment Management Co., Ltd. (“Mongolia REIT”) was incorporated as a wholly owned subsidiary of REIT Ordos. Mongolia REIT is engaged in ecological restoration and management.

On May 8, 2023, Inner Mongolia Guorui Daojing Information Technology Co., Ltd. (“Mongolia Guorui”) was jointly established by REIT Mingde and Beijing Daojing Technology Co., Ltd. (“Beijing Daojing”). REIT Mingde owned 51% of the ownership interest in Mongolia Guorui, with the remaining 49% equity interest owned by Beijing Daojing. Mongolia Guorui is engaged in providing services and equipment research and development in the field of intelligent emergency management. On August 3, 2023, Sunoro Hengda was incorporated as a limited liability company in mainland China and a wholly-owned subsidiary of Sunoro Holdings. Sunoro Hengda is a holding company with no operation.

On May 10, 2022, Beijing REIT transferred all of its 100% equity interest of REIT Equipment to REIT Ordos for no consideration. On August 7, 2023, REIT Ordos  transferred all of its 100% equity interest of REIT Equipment to Sunoro Hengda for no consideration, after which Sunoro Hengda became a 100% owner of REIT Equipment’s equity interest. REIT Equipment manufactures specialized equipment for producing building materials, and develops and constructs municipal engineering projects.

On November 16, 2023, Huainan Sunoro Environmental Protection Technology Co., Ltd. (“Huainan Sunoro”) was incorporated as a limited liability company in mainland China and a wholly-owned subsidiary of REIT Equipment. Huainan Sunoro was engaged in the research and development of resource recycling technologies, development of waste asphalt recycling technology, energy recovery system development, and technical consulting services for resource recycling. Huainan Sunoro was dissolved on March 26, 2024.

On January 5, 2024, REIT Ordos transferred 39% equity interest of Hainan Fangyuyuan to REIT Technology for consideration of RMB1, after which REIT Ordos and REIT Technology became a 51% and 39% owner of Hainan Fangyuyuan’s equity interest, respectively.

Corporate Structure

The chart below summarizes our corporate structure as of the date of this prospectus:

*	REIT Technology Development Co., Ltd holds 39% equity interest of Hainan Fangyuyuan United Logistics Co., Ltd.

**	Includes 20% of the equity interests of Mongolia REIT to be returned to the Company under a collaboration agreement, dated November 20, 2023, by and between REIT Ordos and a third party. Pursuant to the collaboration agreement, the parties agreed to collaborate on an ecological restoration project managed through Mongolia REIT, and the third-party company agreed to contribute RMB 10 million (approximately $1.4 million) for 20% of Mongolia REIT’s equity interests, provided that REIT Ordos fully pays for its 80% of Mongolia REIT’s equity interests, totaling RMB 40 million, within one year of the agreement. REIT Ordos transferred 20% of Mongolia REIT’s equity interests to the third-party company on November 27, 2023, in anticipation of fulfilling its obligation pursuant to the agreement. As of the date of this prospectus, the third party only paid RMB7 million (approximately $0.98 million). The parties agreed to rescind the agreement with the Company to refund RMB 7 million to the third party company and the third party company to return the 20% of the equity interests of Mongolia REIT.

Recent Developments

Share Combinations and Change of Authorized Shares

On May 9, 2023, our board of directors approved a share combination pursuant to section 40A of the BVI Act, or the 2023 Share Combination, of our authorized, issued and outstanding common shares at a ratio of 10-for-1 so that every 10 shares (or part thereof) are combined into one (1) share (with the fractional shares rounding up to the next whole share). As a result of the 2023 Share Combination, the par value of the Common Shares was changed from $0.001 per share to $0.01 per share, effective on May 15, 2023.

On July 31, 2023, our board of directors approved a change of the maximum number of shares that we are authorized to issue, from 20,000,000 shares of a single class each with a par value of US$0.01 to an unlimited number of shares of a single class each with a par value of US$0.01, effective on July 31, 2023.

On February 1, 2024, our board of directors approved another share combination pursuant to section 40A of the BVI Act, or the 2024 Share Combination, of our Common Shares at a ratio of 10-to-1 so that every 10 shares (or part thereof) are combined into one (1) share (with the fractional shares rounding up to the next whole share). As a result of the 2024 Share Combination, the par value of the Common Shares was changed from $0.01 per share to $0.1 per share, effective on March 1, 2024.

Public Offering in May 2023

On May 18, 2023, we entered into a securities purchase agreement to sell an aggregate of 200,000 Common Shares, par value US$0.1 per share, at a price of $33 per share to certain investors pursuant to the prospectus supplement, for aggregate gross proceeds of $6,600,000. We intend to use proceeds received from the offering to fund the growth of our business in China for working capital and general business purposes.

The sale of the Common Shares is being made pursuant to a “shelf” registration statement on Form F-3 (File No. 333-267101) initially filed with the SEC on August 26, 2022.

Public Offering and Concurrent Private Placement in September 2023

On September 29, 2023, we entered into a securities purchase agreement (the “Original Public Offering SPA”) to sell an aggregate of 1,500,000 Common Shares, at a price of $10.00 per share to certain investors pursuant to the prospectus supplement. On March 13, 2024, we entered into an amendment to the Original Public Offering SPA with such investors to change the per share purchase price from $10.00 to $4.00 for the sale of an aggregate of 1,500,000 Common Shares, and to change the terms of the closing of the transactions.

In addition, on September 29, 2023, in a concurrent private placement, or the 2023 Private Placement, we entered into separate securities purchase agreements (the “Original Private Placement SPA”) for the 2023 Private Placement, in reliance upon Regulation S of the Securities Act, to sell to certain other investors (the “Reg S Investors”) an aggregate of 1,000,000 Common Shares, at a price per share of $10.00. On March 13, 2024, we entered into an amendment to the Original Private Placement SPA with the Reg S Investors to change the per share purchase price from $10.00 to $4.00 for the sale of an aggregate of 1,000,000 Common Shares, and to change the terms of the closing of the 2023 Private Placement.

The 2023 September Public Offering and the 2023 Private Placement closed on March 13, 2024 and we received aggregate gross proceeds of approximately $10 million. We incurred expenses of approximately $0.40 million. We intend to use the net proceeds to fund the growth of our business in China or other regions, acquire or invest in technologies, products and/or businesses that we believe will enhance our value as well as for working capital and general corporate purposes.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Corporate Information

Our principal executive offices in China are located at c/o Beijing REIT Technology Development Co., Ltd., X-702, 60 Anli Road, Chaoyang District, Beijing, People’s Republic of China 100101. Our telephone number at this address is (+86) 10-64827328. Our registered agent in the BVI is Vistra (BVI) Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices.

Our principal website is www.retoeco.com. The information contained on this website is not a part of this prospectus.

Summary of Risk Factors

Below please find a summary of the principal risks we face, organized under relevant headings. For a detailed description of the risk factors ReTo and our subsidiaries may face, see “Item 3. Key Information — D. Risk Factors” in our 2023 Annual Report, which is incorporated by reference into this prospectus.

Risks Related to Doing Business in China

We face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

●	Changes in China’s economic, political or social conditions or government policies or in relations between China and the United States;

●	The impact on our operations and value of our Common Shares by PRC government’s significant oversight, control, intervention and/or influence over our business operation;

●	The complex and evolving laws and regulations regarding privacy and data protection, including China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, that our business is subject to;

●	Uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations;

●	The risks of delisting or the threat of being delisted under the HFCAA if the PCAOB is unable to inspect our auditor;

●	The approval of the CSRC, CAC or other Chinese regulatory agencies which may be required in connection with our offshore offerings under Chinese law and, if required, our inability to obtain such approval or complete such filing;

●	The potential treatment as a resident enterprise for PRC tax purposes under the EIT Law and the risk of being subject to PRC income tax on our global income;

●	Foreign exchange controls in China, which could limit our use of funds that would be raised in future offerings, which could have a material adverse effect on our business;

●	The complex procedures under the PRC laws and regulation in connection with certain acquisitions of China-based companies by foreign investors;

●	PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion, which may restrict or prevent ReTo from making additional capital contributions or loans to its PRC subsidiaries;

●	Any limitation on the ability of our PRC subsidiaries to make payments to us;

●	Fluctuations in exchange rates;

●	The adverse impact on our business by the tensions in international trade and rising political tensions;

●	The potential supply chain disruptions; and

●	Any severe or prolonged downturn in the global or Chinese economy.

Risks Related to Our Business and Industry

We are subject to risks and uncertainties related to our business and industry, including, but not limited to, the following:

●	The potential slowdown of the industries in which our customers operate;

●	Any decline in the availability or increase in the cost of raw materials;

●	Any disruption in the supply chain of raw materials and our products;

●	Wage increases in China;

●	Our reliance on a limited number of vendors and the potential loss of any significant vendor;

●	Certain risks in collecting our accounts receivable;

●	Failure to protect our intellectual property rights;

●	The substantial doubt about our ability to continue as a going concern in the report of our independent registered public accounting firm on our financial statements for the years ended December 31, 2023, 2022 and 2021;

●	Failure to maintain a reserve for warranty or defective products and installation claims;

●	Product defects and unanticipated use or inadequate disclosure with respect to our products;

●	Various hazards that may cause personal injury or property damage and increase our operating costs, which may exceed the coverage of our insurance;

●	Any material costs and losses as a result of claims based on failure of our products to meet regulatory requirements or contractual specifications;

●	Substantial liabilities to comply with environmental laws and regulations;

●	Inability to implement and maintain effective internal control over financial reporting;

●	Our continued investing in technology, resources, and new business capabilities;

●	Any failure to offer high quality services and support;

●	The competitiveness of the software and information technology service market in which we participate;

●	Our reliance on a limited number of customers;

●	Security incidents and attacks on our products or solutions;

●	Lack of business insurance;

●	Loss of any benefits we have received from certain government subsidies and incentives;

●	Changes in practices of insurance companies in the markets in which we provide our RSA services;

●	Defects or errors in our products or solutions;

●	Our reliance on the stable performance of servers, and any disruption to our servers due to internal and external factors;

●	Our use of open source or third-party software; and

●	The impact on investor confidence and our reputation that as well as additional risks and uncertainties that may result from the restatement of our unaudited condensed consolidated financial statements for the six months ended June 30, 2023.

Risks Related to Our Common Shares

We face risks and uncertainties related to our Common Shares, including, but not limited to, the following:

●	The volatility of trading prices of our Common Shares;

●	Any negative reports by securities or industry analysts publish about our business;

●	Failure to meet the continued listing requirements of Nasdaq; and

●	Substantial future sales or perceived sales of our Common Shares in the public market.

The Offering

Outstanding Common Shares	3,801,608 Common Shares of $0.1 par value each issued and outstanding as of June 10, 2024.

Common Shares Offered	Up to 120,000 Common Shares for sale by the Selling Shareholders for their own account.

Selling Shareholders	The Selling Shareholders are set forth in the section of this prospectus entitled “Selling Shareholders.”

Use of Proceeds	We will not receive any proceeds from the resale of our Common Shares by the Selling Shareholders pursuant to this prospectus. See “Use of Proceeds.”

Risk Factors	The securities offered hereby are speculative and involve a significant degree of risk. See “Risk Factors.”

Symbol	RETO

RISK FACTORS

You should carefully consider the risk factors incorporated by reference to the 2023 Annual Report, as well as the other documents incorporated by reference and the other information contained in this prospectus and accompanying prospectus, as updated by our subsequent filings under the Exchange Act. If any of the events described in “Item 3. Key Information — D. Risk Factors” in the 2023 Annual Report actually occurs, our business, operating results, prospects, or financial condition could be materially and adversely affected. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our Common Shares by the Selling Shareholders pursuant to this prospectus.

SELLING SHAREHOLDERS

This prospectus covers the public resale (subject to ReTo’s M&A and the Act) of our Common Shares to be issued to the Selling Shareholders referred to below. Such Selling Shareholders may from time to time offer and sell pursuant to this prospectus any or all of the Common Shares owned by them. The Selling Shareholders, however, make no representations that the Common Shares will be offered for sale. The table below presents information regarding the Selling Shareholders and the Common Shares that each may offer and sell from time to time under this prospectus.

The Common Shares being registered by this prospectus consist of 120,000 Common Shares that will be issued to the Selling Shareholders under the 2022 Plan in connection with their services with the Company.

The following table sets forth (a) the name and position or positions with our company of each Selling Shareholder; (b) the number of Common Shares held by each Selling Shareholder as of the date of this prospectus; (c) the number of Common Shares to be issued to each Selling Shareholder under the 2022 Plan that are being registered pursuant to this registration statement for resale by each Selling Shareholder from time to time pursuant to this prospectus, whether or not such Selling Shareholder has a present intention to do so; (d) the number of Common Shares to be held by each Selling Shareholder after the issuance of shares under the 2022 Plan that are being registered pursuant to this registration statement; and (e) the number of Common Shares to be beneficially owned by each Selling Shareholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming no other change in ownership of Common Shares by such Selling Shareholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

As used in the table below, a beneficial owner of our Common Shares includes any person who, directly or indirectly, through contract, arrangement, understanding or otherwise has or shares (i) the power to vote or direct the voting of such security or (ii) investment power, which includes the power to dispose or to direct the disposition of such security. In addition, a person is deemed to be the beneficial owner of our Common Shares, if that person has the right to acquire beneficial ownership of such security within 60 days. The numbers of shares owned prior to resale by each Selling Shareholder includes (i) the aggregate of Common Shares currently owned by such Selling Shareholder and (ii) Common Shares issued to such Selling Shareholders under the 2022 Plan, registered pursuant to this prospectus for resale.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

	Principal Position	Shares Currently Owned			Shares Beneficially Owned After Acquisition of Shares Under the 2022 Plan		Number of Shares Offered	Shares Beneficially Owned After Resale
Selling Shareholder	with the Company	Number		Percent(1)	Number	Percent(2)	for Resale	Number	Percentage(2)
Hengfang Li	Chief Executive Officer and Chairman of the Board	20,463	(3)	*	60,463	1.5%	40,000	20,463	*
Guangfeng Dai	Chief Operating Officer and Director	11,766	(4)	*	51,766	1.3%	40,000	11,766	*
Zhizhong Hu	Chief Technology Officer and Director	7,806	(5)	*	27,806	*	20,000	7,806	*
Degang Hou	Chief Internal Control Officer	9,556	(6)	*	19,556	*	10,000	9,556	*
Yue Hu	Chief Financial Officer	140		*	10,400	*	10,000	140	*
Total		49,731		1.3%	169,731	4.3%	120,000	49,731	1.3%

*	Less than one percent.
(1)	Percentage is computed with reference to 3,801,608 Common Shares outstanding as of June 10, 2024.
(2)	Percentage is computed with reference to 3,921,608 Common Shares outstanding, assuming issuance of shares under the 2022 Plan that are being registered pursuant to this registration statement to the Selling Shareholder and no new issuance of Common Shares under the 2022 Plan.
(3)	Represents (i) approximately 15,613 Common Shares held through REIT International Development (Group) Co, a Hong Kong limited liability company (“REIT International”). Mr. Li holds a 40% ownership of REIT International and has the voting and investment power with respect to 40% of the 39,032 Common Shares held by REIT International; (ii) 100 Common Shares held through Soothie Holdings Limited, a British Virgin Islands company, controlled by Mr. Li; and (iii) 4,750 Common Shares held by Mr. Li directly.
(4)	Represents (i) approximately 7,806 Common Shares held through REIT International. Mr. Dai holds a 20% ownership of REIT International and has the voting and investment power with respect to 20% of the 39,032 Common Shares held by REIT International and (ii) 3,960 Common Shares held by Mr. Dai directly.
(5)	Represents approximately 7,806 Common Shares held through REIT International. Mr. Hu holds a 20% ownership of REIT International and has the voting and investment power with respect to 20% of the 39,032 Common Shares held by REIT International.
(6)	Represents (i) approximately 7,806 Common Shares held through REIT International. Mr. Hou holds a 20% ownership of REIT International and has the voting and investment power with respect to 20% of the 39,032 Common Shares held by REIT International and (ii) 175 Common Shares held by Mr. Hou directly.

We may supplement this prospectus from time to time as required by the rules of the SEC to include certain information concerning the security ownership of the Selling Shareholders or any new Selling Shareholders, the number of securities offered for resale and the position, office or other material relationship which a Selling Shareholder has had with us or our affiliates and predecessors within the past three years.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Shareholder” means and includes certain security holders identified herein in the section entitled “Selling Shareholders.” The Common Shares offered by this prospectus may be sold from time to time directly by the Selling Shareholders, subject to ReTo’s M&A and the Act. Alternatively, the Selling Shareholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The Selling Shareholders as of the date of this prospectus have advised us that there were no underwriting, distribution or transfer arrangements entered into with respect to the Common Shares offered hereby. The distribution or transfer of the Common Shares by the Selling Shareholders, subject to the requirements of ReTo’s M&A may be effected: in one or more transactions settled by issuance of Common Shares that may take place on the Nasdaq Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Shareholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with sales of our Common Shares.

Subject to ReTo’s M&A and the Act, the Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the Common Shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of Common Shares. The broker-dealer may then resell or otherwise transfer such Common Shares pursuant to this prospectus.

The Selling Shareholders also may lend or pledge Common Shares to a broker-dealer. The broker-dealer may sell the Common Shares so lent, or upon a default the broker-dealer may sell the pledged Common Shares pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of Common Shares by the Selling Shareholders.

Although the Common Shares covered by this prospectus are not currently being underwritten, the Selling Shareholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the Selling Shareholders in any offering or distribution of Common Shares may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of Common Shares offered hereby may not simultaneously engage in market making activities with respect to the Common Shares for a period of up to five days preceding such distribution. The Selling Shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales by the Selling Shareholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Common Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Shares may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the Common Shares offered hereby. However, the Selling Shareholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of Common Shares offered pursuant to this prospectus. We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Shareholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the Common Shares to be offered by this prospectus and relevant legal matters under BVI law has been passed upon by Mourant Ozannes, a BVI partnership.

EXPERTS

The audited financial statements of the Company incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of YCM CPA Inc., an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting, which is included as exhibit to this registration statement upon the authority and consent of said firm as experts in accounting and auditing.

The registered business address of YCM CPA Inc. is 4482 Barranca Pkwy, Ste 239, Irvine, California 92604.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act, with respect to the Common Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Common Shares offered hereby, we refer you to the registration statement, the documents incorporated by reference herein and the exhibits and schedules filed thereto. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act as applicable to foreign private issuers and, in accordance therewith, we file annual reports and other information with the SEC under the Exchange Act. Our 2023 Annual Report has been filed with the SEC and an annual report on Form 20-F for subsequent years will be due within four months following the fiscal year end. Our SEC filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at www.sec.gov.

We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

Only the specific documents incorporated by reference below, or incorporated by reference in any prospectus, are to be deemed incorporated by reference into this prospectus and the registration statement of which it is a part. No information available on or through our website, or any other website reference herein, shall be deemed incorporated by reference into this prospectus.

Under BVI law, holders of our Common Shares are entitled, upon giving written notice to us, to inspect (i) our M&A, (ii) our register of members, (iii) our register of directors and (iv) minutes of meetings and resolutions of members, and to make copies of, and take extracts from the, these documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference herein because it is an important part of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	our 2023 Annual Report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on May 15, 2024;

●	our Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 22, 2024, including all the exhibits thereto;

●	the description of the Company’s Common Shares contained in the Form 8-A12B, filed with the SEC on November 28, 2017, and any further amendment or report filed hereafter for the purpose of updating such description; and

●	with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

Except to the extent such information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent specifically designated therein, reports on Form 6-K furnished by us to the SEC, in each case, prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under this registration statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Upon written or oral request, we shall provide without charge to each person, including any beneficial owner, a copy of any or all of the documents that are incorporated by reference to this prospectus but not delivered with this prospectus. You may request a copy of these filings by contacting us at ReTo Eco-Solutions, Inc., c/o Beijing REIT Technology Development Co., Ltd., X-702, Tower A, 60 Anli Road, Chaoyang District, Beijing, People’s Republic of China 100101, Attention: Chief Executive Officer, telephone: (+86) 10-64827328.

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our Common Shares. These purchasers will purchase our Common Shares at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

ReTo Eco-Solutions, Inc.

120,000 Common Shares

REOFFER PROSPECTUS

June 11, 2024

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Included in the prospectus which is part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Act allows a BVI company to indemnify any current or former director against any expense, judgment, fine or amount paid in settlement and reasonably incurred in connection with any legal, administrative or investigative proceedings brought against the director because the director served as a director of the company if: (i) the director acted honestly and in good faith and in what the director believed to be in the best interests of the company; and (iii) (in the case of criminal proceedings) the director had no reasonable cause to believe that the director’s conduct was unlawful. An indemnity that breaches the Act is void.

The Act allows a BVI company to pay any expenses incurred by any current or former director in defending any legal, administrative or investigative proceedings before the proceedings are finally concluded if the company is given an undertaking from, or on behalf of, the director to repay all amounts paid by the company if it is ultimately determined that the director is not entitled to be indemnified by the company.

With regard to conflicts of interest, any director of the Company who is interested in a transaction into which the Company has entered or will enter may vote on a matter relating to that transaction as long as he or she has disclosed the interest to each other director of the Company.

We are permitted under the M&A to purchase directors and officers insurance for each of the directors and officers of the Company whether or not the Company has the power to indemnify that person under the M&A.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit No.	Exhibit Description
4.1	ReTo Eco-Solutions, Inc. 2022 Share Incentive Plan (incorporated herein by reference to Exhibit 4.1 to our Registration Statement on Form S-8 (File No. 333-270355) filed on March 8, 2023).
4.2	Specimen Common Share Certificate (incorporated herein by reference to Exhibit 2.1 to our Annual Report on Form 20-F (File No. 001-38307) filed on May 15, 2024).
5.1*	Opinion of Mourant Ozannes regarding the legality of the securities being registered.
23.1*	Consent of YCM CPA Inc.
23.2*	Consent of Mourant Ozannes (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page).
107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on the 11th day of June, 2024.

ReTo Eco-Solutions, Inc.

By:	/s/ Hengfang Li
Hengfang Li
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Yue Hu
Yue Hu
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hengfang Li as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 has been signed by the following persons in the capacities indicated on June 11, 2024.

Name	Title

/s/ Hengfang Li	Chairman of the Board and Chief Executive Officer
Hengfang Li	(Principal Executive Officer)

/s/ Yue Hu	Chief Financial Officer
Yue Hu	(Principal Financial Officer and Principal Accounting Officer)

/s/ Guangfei Dai	President, Chief Operating Officer and Director
Guangfei Dai

/s/ Zhizhong Hu	Chief Technology Officer and Director
Zhizhong Hu

/s/ Tonglong Liu	Director
Tonglong Liu

/s/ Baoqing Sun	Director
Baoqing Sun

/s/ Lidong Liu	Director
Lidong Liu

/s/ Austin Huang	Director
Austin Huang

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ReTo Eco-Solutions, Inc., has signed this Registration Statement in New York, NY on June 11, 2024.

Authorized U.S. Representative

By:	/s/ Xinran Li
	Name:	Xinran Li

II-4